UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2007 (June 26, 2007)

BLACKROCK, INC.

(Exact name of registrant as specified in Charter)

DELAWARE	001-33099	32-0174431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive officers)	(Zip Code)

Registrant’s telephone number, including area code: (212) 810-5300

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On June 26, 2007, BlackRock, Inc. (“BlackRock”) and BAA Holdings, LLC, a wholly-owned subsidiary of BlackRock, entered into a definitive Asset Purchase Agreement (the “Asset Purchase Agreement”) with Quellos Holdings, LLC (“Quellos”) pursuant to which BlackRock will acquire the fund of funds business of Quellos through the purchase of certain assets and assumption of certain liabilities of Quellos and certain of its affiliates.

Under the terms of the Asset Purchase Agreement, BlackRock will pay approximately $562 million in cash and issue approximately $188 million in shares of newly-issued BlackRock common stock at the closing of the transaction, subject to adjustment based upon the cash and net tangible assets of the acquired business as of the closing date, as well as certain fees and distributions relating to the acquired business. The BlackRock common stock paid at closing will be held in an escrow fund. A substantial portion of after-tax cash proceeds will be reinvested for ten years in products managed by the fund of funds investment professionals.

The Asset Purchase Agreement also provides for contingent payments to Quellos of up to an additional approximately $970 million. Such amounts would be payable as follows: up to approximately $375 million of such amount (the “First Contingent Payment”) would be payable approximately eighteen months following the closing of the transactions contemplated by the Asset Purchase Agreement contingent upon, among other things, the asset-based management fees generated by the acquired business at such time relative to such fees as of April 1, 2007, and up to $595 million (plus, under certain circumstances, a portion of the First Contingent Payment that was not earned previously (the “Catch-Up Amount”)) of such amount would be payable after December 31, 2010 contingent upon cumulative management fee revenue of the acquired business over the three year period ending December 31, 2010 being at or above certain levels. 75% of the First Contingent Payment and the Catch-Up Amount would be payable in cash and 25% would be payable in shares of BlackRock common stock.

Under the Asset Purchase Agreement, BlackRock and Quellos have made customary representations and warranties and covenants to one another. In addition, Quellos has agreed (i) to conduct its business in the ordinary course between the execution of the Asset Purchase Agreement and the consummation of the transactions, (ii) customary restrictions on engaging in certain kinds of transactions during such period and (iii) not to solicit proposals relating to alternative business combination transactions. The parties will seek requisite consents to consummation of the transaction contemplated by the Agreement from clients to the extent required by investment advisory agreements or applicable law.

The transaction is subject to customary conditions, including, among other things, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In addition, BlackRock’s obligations to consummate the transactions contemplated by the Asset Purchase Agreement is subject to (i) there not being a material adverse change in the business or financial condition of the acquired business, (ii) the adoption of certain amendments to the operating agreement of Quellos and its affiliate, (iii) execution by certain members of Quellos of restrictive agreements and (iv) delivery of certain financial statements of Quellos.

The Asset Purchase Agreement also provides for customary indemnification by the parties, including for breaches of representations and warranties and covenants, which survive, with certain exceptions, for eighteen months following the closing of the transaction. Quellos will also indemnify BlackRock for certain excluded liabilities, which includes certain pre-closing tax, and customary regulatory and compliance matters. The obligations of Quellos with respect to its indemnification obligations with respect to representations and warranties, other than certain fundamental representations and warranties, is subject to a deductible of $10 million and is limited to the BlackRock common stock placed in an escrow fund.

The foregoing is qualified in its entirety by reference to the Asset Purchase Agreement, which is attached as Exhibit 2.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number

2.1	Asset Purchase Agreement, dated June 26, 2007, by and among BlackRock, Inc., BAA Holdings, LLC, and Quellos Holdings, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlackRock, Inc.

(Registrant)

By: /s/ Daniel R. Waltcher
Name: Daniel R. Waltcher Title: Managing Director and Deputy General Counsel

Date: July 2, 2007

EXHIBIT INDEX

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated June 26, 2007, by and among BlackRock, Inc., BAA Holdings, LLC, and Quellos Holdings, LLC.